Exhibit 3.222

AMENDED AND RESTATED

OPERATING AGREEMENT FOR

PARADISE HORNBLOWER, LLC

(Formerly M/V Tahoe Para-Dice II, Ltd., LLC)

A LIMITED LIABILITY COMPANY

THIS AMENDED AND RESTATED OPERATING AGREEMENT is made as of April 20, 2000, by and among the parties listed on the signature pages hereof, with reference to the following facts:

A. Hornblower Development Corporation entered into a contract dated March 31, 2000 for the purpose of acquiring all of the membership interest of M/V Tahoe Para-Dice II, Ltd., LLC;

B. On Closing, the assignee members Terry A. MacRae and Hornblower Development Corporation desire to file form LLC-2 for the purpose of amending the Articles of Organization to change the name to “Paradise Hornblower” and further amend and restate the Operating Agreement in its entirety;

C. Hornblower Tahoe, Inc. (“HTI”) is focusing its resources on dining, party and entertainment services and is seeking to charter new vessel capacity in separate operating units;

D. HTI has agreed to enter into a charger agreement with M/V Tahoe Paradise II, Ltd., LLC, provided such agreement is structured as an operating lease.

NOW, THEREFORE, the parties (hereinafter sometimes collectively referred to as the “Members,” or individually as the “Member”) by this Agreement set forth the operating agreement for the Company under the laws of the State of California upon the terms and subject to the conditions of this Agreement.

1.	DEFINITIONS

When used in this Agreement, the following term shall have the meanings set forth below (all terms used in this Agreement that are not defined in this Article I shall have the meanings set forth elsewhere in this Agreement):

1.1. “Act” shall mean the Beverly-Killea Limited Liability Company Act, codified in the California Corporations Code, Section 17000 et seq., as the same may be amended from time to time.

1.2. “Affiliate” shall mean any individual, partnership, corporation, trust or other entity or association, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Member. The term “control,” as used in the immediately preceding sentence, means, with respect to a corporation or limited liability company the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

1.3. “Agreement” shall mean this Operating Agreement, as originally executed and as amended from time to time.

1.4. “Articles” shall mean the Articles of Organization for the Company originally filed with the California Secretary of State and as amended from time to time.

1.5. “Bankruptcy” shall mean: (a) the filing of an application by a Member for, or such Member’s consent to, the appointment of a trustee, receiver, or custodian of such Member’s other assets, (b) the entry of an order for relief with respect to a Member in proceedings under the United States Bankruptcy Code, as amended or superseded from time to time; (c) the making by a Member of a general assignment for the benefit of creditors; (d) the entry of an order, judgment, or decree by any court of competent jurisdiction appointing a trustee, receiver, or custodian of the assets of a Member unless the proceedings and the person appointed are dismissed within ninety (90) days; or (e) the failure by a Member generally to pay such Member’s debts as the debts become due within the meaning of Section 303(h)(1) of the United States Bankruptcy Code, as determined by the Bankruptcy Court, or the admission in writing of such Member’s inability to pay such Member’s debts as they become due.

1.6. “Capital Account” shall mean with respect to any Member the capital account which the Company establishes and maintains for such Member pursuant to Section 3.3.

1.7. “Capital Contribution” shall mean the total value of cash and fair market value of property (including promissory notes or other obligation to contribute cash or property) contributed and/or services rendered or to be rendered to the Company by Members.

1.8. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, the provisions of succeeding law, and to the extent applicable, the Regulations.

1.9. “Common Unit” shall entitle the holder to exercise all rights of a Member and participate in all distributions on a residual basis.

1.10. “Company” shall mean PARADISE HORNBLOWER, LLC, A CALIFORNIA LIMITED LIABILITY COMPANY.

1.11. “Corporations Code” shall mean the California Corporations Code, as amended from time to time, and the provisions of succeeding law.

1.12. “Dissolution Event” shall mean with respect to any Member one or more of the following: the death, insanity, withdrawal, resignation, expulsion, Bankruptcy, dissolution or the occurrence of any other event which terminates the continued membership of any Member unless the other Members consent to continue the business of the Company pursuant to Section 9.1.

1.13. “Distributable Cash” shall mean the amount of cash which the Managers deem available for distribution to the Members, taking into account all Company debts, liabilities, and obligations of the Company then due and amounts which the Managers deem necessary to place into reserves for customary and usual claims with respect to the Company’s business.

1.14. “Economic Interest” shall mean a Member’s or Economic Interest Owner’s share of the Company’s Net Profits, Net Losses, and distributions of the Company’s assets pursuant to this Agreement and the Act, but shall not include any other rights of a Member, including, without limitation, the right to vote or participate in the management, or except as provided in Section 17106 of the Corporations Code, any right to information concerning the business and affairs of the Company.

1.15. “Economic Interest Owner” shall mean the owner of an Economic Interest who is not a Member.

1.16. “Fiscal Year” shall mean the Company’s fiscal year, which shall be the calendar year.

1.17. “Former Member’s Interest” shall have the meaning ascribed to it in Section 8.1.

1.18. “Former Member” shall have the meaning ascribed to it in Section 8.1.

1.19. “Majority Interest” shall mean one or more Percentage Interests of Members which taken together exceed fifty percent (50%) of the aggregate of all outstanding Units of the Company which are entitled to vote.

1.20. “Manager” shall mean one or more managers. Specifically, “Manager” shall mean the individuals designated on Exhibit A, or any other persons that succeed any of them in that capacity. Managers will function in a manner substantially equivalent to that of a corporate director.

1.21. “Member” shall mean each Person who (a) is an initial signatory to this Agreement, has been admitted to the Company as a Member in accordance with the Articles or this Agreement or is an assignee who has become a Member in accordance with Article VII and (b) has not resigned, withdrawn, been expelled or, if other than an individual, dissolved.

1.22. “Membership Interest” shall mean a Member’s entire interest in the Company including the Member’s Economic Interest, the right to vote on or participate in the management, and the right to receive information concerning the business and affairs, of the Company. The Membership Interest shall be evidenced by one or more Unit Certificates which further define the rights of each class of Unit Holders.

1.23. “Net Profits” and “Net Losses” shall mean the income, gain, loss, deductions, and credits of the Company in the aggregate or separately stated, as appropriate, determined in accordance with accounting principles employed under the method of accounting used by the Company at the close of each fiscal year on the Company’s information tax return filed for federal income tax purposes.

1.24. “Nonrecourse Liability” shall have the meaning set forth in Regulations Section 1.752-1 (a)(2).

1.25. “Percentage Interest” shall mean the percentage of a Member as determined by dividing the number of Units held by the Member by the total number of Units outstanding. The percentage shall be adjusted from time to time pursuant to the terms of this Agreement as and when Units are issued or redeemed.

1.26. “Person” shall mean an individual, general partnership, limited partnership, limited liability company, corporation, trust, estate, real estate investment trust association or any other entity.

1.27. “Preferred Units” shall be entitled to such prior participations in Distributable Cash and distributions in liquidation as shall be provided for in Preferred Unit certificates adopted by the Company.

1.28. “Regulations” shall, unless the context clearly indicates otherwise, mean the regulations currently in force as final or temporary that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code.

1.29. “Tax Matters Member” shall be TERRY A. MACRAE or such Member’s successor as designated pursuant to Section 8.8.

1.30. “Units” shall refer to the total number of Common and Preferred Units which may be outstanding from time to time.

2. ORGANIZATIONAL MATTERS

2.1. Formation. Pursuant to the Act, the Members have formed a California limited liability company under the laws of the State of California by filing the Articles with the California Secretary of State and entering into this Agreement. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.2. Name. The name of the Company shall be “PARADISE HORNBLOWER, LLC” The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Managers deem appropriate or advisable. The Managers shall file any fictitious name certificates and similar filings, and any amendments thereto, that the Managers consider appropriate or advisable.

2.3. Term. The term of this Agreement shall be co-terminus with the period of duration of the Company provided in the Articles, unless extended or sooner terminated as hereinafter provided.

2.4. Office and Agent. The Company shall continuously maintain an office and registered agent in the State of California as required by the Act. The principal office of the Company shall be as the Managers may determine. The Company also may have such offices, anywhere within and without the State of California, as the Managers from time to time may determine, and the business of the Company may require. The registered agent shall be as stated in the Articles or as otherwise determined by the Managers.

2.5. Addresses of the Members and the Managers. The respective addresses of the Members and the Managers are set forth on Exhibit A.

2.6. Purpose of Company. The purpose of the Company is to own and operate harbor cruise vessels and such other lawful activities as shall be determined by the Managers through exercise of the discretion provided by this Agreement.

3. CAPITAL CONTRIBUTIONS

3.1. Initial Capital Contributions. Each Member shall contribute such amount as is set forth on Exhibit A as such Member’s initial Capital Contribution, which Exhibit A shall be revised to reflect any additional contributions contributed in accordance with Section 3.2.

3.2. Additional Capital Contributions. No Member shall be required to make any additional Capital Contributions. To the extent approved by the Managers and Members who hold a Majority Interest, from time to time, the Members may be permitted to make additional Capital Contributions if and to the extent they so desire, and if the Managers determine that such additional Capital Contributions are necessary or appropriate for the conduct of the Company’s business, including without limitation, expansion or diversification. In that event, the Members shall have the opportunity, but not the obligation, to participate in such additional Capital Contributions on a pro rata basis in accordance with their Percentage Interests. Immediately following such Capital Contributions, the Percentage Interests shall be adjusted by the Managers to reflect the new relative proportions of the Capital Accounts of the Members.

3.3. Capital Accounts. The Company shall establish an individual Capital Account for each Member. The Company shall determine and maintain each Capital Account in accordance with Regulations Section 1.704-1(b)(2)(iv). If a Member transfers all or a part of such Member’s Membership Interest in accordance with this Agreement, such Member’s Capital Account attributable to the transferred Membership Interest shall carry over to the new owner of such Membership Interest pursuant to Regulations Section 1.704-1(b)(2)(iv)(1).

3.4. No Interest. No Member shall be entitled to receive any interest on such Member’s Capital Contributions, provided that preferred distribution rights may be established with respect to any class of Preferred Unit which may be outstanding.

4. MEMBERS

4.1. Limited Liability. Except as required under the Act or as expressly set forth in this Agreement, no Member shall be personally liable for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise.

4.2. Admission of Additional Members. The Managers, with the approval of a Majority in Interest of the Members, may admit to the Company additional Members. Any additional Members shall obtain Membership Interests and will participate in the management, Net Profits, Net Losses, and distributions of the Company on such terms as are determined by the Managers and approved by a Majority in Interest of the Members. Notwithstanding the foregoing, substitute members may only be admitted in accordance with Article VII.

4.3. Withdrawals or Resignations. Any Member who is under an obligation to render services to the Company may withdraw or resign as a Member at any time upon 120 days prior written notice to the Company, without prejudice to the rights, if any, of the Company or the other Members under any contract to which the withdrawing Member is a party. The resigning or withdrawing Member and the Company shall negotiate in good faith to arrange for the repurchase of the Economic Interest of the resigning or withdrawing Member.

4.4. Transactions with the Company. Subject to any limitations set forth in this Agreement and with the prior approval of the Managers after full disclosure of the Member’s involvement, a Member may lend money to and transact other business with the Company. Subject to other applicable law, such Member has the same rights and obligations with respect thereto as a Person who is not a Member.

4.5. Remuneration to Members. Except as otherwise authorized in, or pursuant to, this Agreement, no Member is entitled to remuneration for acting in the Company business, subject to the entitlement of Managers or Members winding up the affairs of the Company to reasonable compensation pursuant to Section 9.3.

4.6. Members are not Agents. Pursuant to Section 5.1 and the Articles, the management of the Company is vested in the Managers. No Member, acting solely in the capacity of a Member, is an agent of the Company nor can any Member in such capacity bind nor execute any instrument on behalf of the Company.

4.7. Voting Rights. Except as expressly provided in this Agreement or the Articles, Members shall have no voting, approval or consent rights. Members shall have the right to approve or disapprove matters as specifically stated in this Agreement, including the following:

A. Approval of a Majority in Interest. The following matters shall require the vote, approval or consent of a Majority in Interest of Members who are not the subject of a Dissolution Event or an assignor of a Membership Interest:

(i) Section 3.2 on additional Capital Contributions;

(ii) Section 4.2 on admission of new Members;

(iii) Section 5.3.B on other limitations on the Managers’ authority;

(iv) Section 5.7 on transactions with the Managers and Affiliates of the Managers.

(v) Section 5.10.A on management fees payable to Managers.

(vi) Except as provided in Section 7.4, the transfer of a Membership Interest and admission of the assignee as a Member of the Company.

(vii) Section 9.1 on dissolving the Company.

(viii) A decision to continue the business of the Company after the occurrence of a Dissolution Event.

(ix) Any amendment of the Articles or this Agreement.

In all matters in which a vote, approval or consent of the Members is required, a vote, consent or approval of Members holding a Majority Interest (or, in instances in which there are defaulting members, non-defaulting Members who hold a majority of the Percentage Interests held by all nondefaulting Members) shall be sufficient to authorize or approve such act.

B. Election of Managers. Managers shall be elected by the Members exercising voting rights as holders of Units applying cumulative voting right mechanics as provided in Section 708 of the California Corporations Code.

4.8. Meetings of Members.

A. Date. Time and Place of Meetings of Members: Secretary. Meetings of Members may be held at such date, time and place within or without the State of California as the Managers may fix from time to time, or if there are two or more Managers and they are unable to agree to such time and place, Members holding a Majority Interest shall determine the time and place. No annual or regular meetings of Members is required. At any Members’ meeting, the Managers shall appoint a person to preside at the meeting and a person to act as secretary of the meeting. The secretary of the meeting shall prepare minutes of the meeting which shall be placed in the minute books of the Company.

B. Power to Call Meetings. Unless otherwise prescribed by the Act or by the Articles, meetings of the Members may be called by any Manager, or upon written demand of Members holding more than ten percent (10%) of the Percentage Interests for the purpose of addressing any matters on which the Members may vote.

C. Notice of Meeting. Written notice of a meeting of Members shall be sent or otherwise given to each Member in accordance with Section 4.8.D not less than ten (10) nor more than sixty (60) days before the date of the meeting. The notice shall specify the place, date and hour of the meeting and the general nature of the business to be transacted. No other business may be transacted at this meeting. Upon written request to a Manager by any person entitled to call a meeting of Members, the Managers shall immediately cause notice to be given to the Members entitled to vote that a meeting will be held at a time requested by the person calling the meeting, not less than ten (10) days nor more than sixty (60) days after the receipt of the request. If the notice is not given within twenty (20) days after the receipt of the request, the person entitled to call the meeting may give the notice.

D. Manner of Giving Notice: Affidavit of Notice. Notice of any meeting of Members shall be given either personally or by first-class mail or telegraphic or other written communication, charges prepaid, addressed to the Member at the address of that Member appearing on the books of the Company or given by the Member to the Company for the purpose of notice. If no such address appears on the Company’s books or is given, notice shall be deemed to have been given if sent to that Member by first-class mail, telegram, facsimile or other written communication to the Company’s principal executive office, or if published at least once in a newspaper of general circulation in the county where that office is located. Notice shall be deemed to have been given at the time when delivered personally or deposited in the mail or sent by telegram or other means of written communication.

If any notice addressed to a Member at the address of that Member appearing on the books of the Company is returned to the Company by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver the notice to the Member at that address, all future notices or reports shall be deemed to have been duly given without further mailing if these shall be available to the Member on written demand of the Member at the principal executive office of the Company for a period of one year from the date of the giving of the notice.

An affidavit of the mailing or other means of giving any notice of any meeting shall be executed by the Manager or any secretary, assistant secretary, or any transfer agent of the Company giving the notice, and shall be filed and maintained in the minute book of the Company.

E. Validity of Action. Any action approved at a meeting, other than by unanimous approval of those entitled to vote, shall be valid only if the general nature of the proposal so approved was stated in the notice of meeting or in any written waiver of notice.

F. Quorum. The presence in person or by proxy of the holders of a Majority Interest shall constitute a quorum at a meeting of Members. The Members present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the loss of a quorum, if any action taken after loss of a quorum (other than adjournment) is approved by at least Members holding a Majority Interest.

G. Adjourned Meeting: Notice. Any Members’ meeting, whether or not a quorum is present, may be adjourned from time to time by the vote of the majority of the Membership Interests represented at that meeting, either in person or by proxy, but in the absence of a quorum, no other business may be transacted at that meeting, except as provided in Section 4.8.F. When any meeting of Members is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place are announced at a meeting at which the adjournment is taken, unless a new record date for the adjourned meeting is subsequently fixed, or unless the adjournment is for more than forty-five (45) days from the date set for the original meeting, in which case the Managers shall set a new record date. At any adjourned meeting the Company may transact any business which might have been transacted at the original meeting.

H. Waiver of Notice or Consent. The actions taken at any meeting of Members however called and noticed, and wherever held, have the same validity as if taken at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if’, either before or after the meeting, each of the Members entitled to vote, who was not present in person or by proxy, signs a written waiver of notice or consents to the holding of the meeting or approves the minutes of the meeting. All such waivers, consents or approvals shall be filed with the Company records or made a part of the minutes of the meeting.

Attendance of a person at a meeting shall constitute a waiver of notice of that meeting, except when the person objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters not included in the notice of the meeting if that objection is expressly made at the meeting. Neither the business to be transacted nor the purpose of any meeting of Members need be specified in any written waiver of notice except as provided in Section 4.8.E.

I. Action by Written Consent without a Meeting. Any action that may be taken at a meeting of Members may be taken without a meeting, if a consent in writing setting forth the action so taken, is signed and delivered to the Company within sixty (60) days of the record date for that action by Members having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all Members entitled to vote on that action at a meeting were present and voted. All such consents shall be filed with the Managers or the secretary, if any, of the Company and shall be maintained in the Company records. Any Member giving a written consent, or the Member’s proxy holders, may revoke the consent by a writing received by the Managers or secretary, if any, of the Company before written consents of the number of votes required to authorize the proposed action have been filed.

Unless the consents of all Members entitled to vote have been solicited in writing, (i) notice of any Member approval of an amendment to the Articles or this Agreement, a dissolution of the Company, or a merger of the Company, without a meeting by less than unanimous written consent, shall be given at least ten (10) days before the consummation of the action authorized by such approval, and (ii) prompt notice shall be given of the taking of any other action approved by Members without a meeting by less than unanimous written consent, to those Members entitled to vote who have not consented in writing.

J. Telephonic Participation by Member at Meetings. Members may participate in any Members’ meeting through the use of any means of conference telephones or similar communications equipment as long as all Members participating can hear one another. A Member so participating is deemed to be present in person at the meeting.

K. Record Date. In order that the Company may determine the Members of record entitled to notices of any meeting or to vote, or entitled to receive any distribution or to exercise any rights in respect of any distribution or to exercise any rights in respect of any other lawful action, a Manager, or Members representing more than ten percent (10%) of the Percentage Interests may fix, in advance, a record date, that is not more than sixty (60) days nor less than ten (10) days prior to the date of the meeting and not more than sixty (60) days prior to any other action. If no record date is fixed:

(i) The record date for determining Members entitled to notice of or to vote at a meeting of Members shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held.

(ii) The record date for determining Members entitled to give consent to Company action in writing without a meeting shall be the day on which the first written consent is given.

(iii) The record date for determining Members for any other purpose shall be at the close of business on the day on which the Managers adopt the resolution relating thereto, or the 60th day prior to the date of the other action, whichever is later.

(iv) The determination of Members of record entitled to notice of or to vote at a meeting of Members shall apply to any adjournment of the meeting unless a Manager or the Members who called the meeting fix a new record date for the adjourned meeting, but the Manager or the Members who called the meeting shall fix a new record date if the meeting is adjourned for more than 45 days from the date set for the original meeting.

L. Proxies. Every Member entitled to vote for Managers or on any other matter shall have the right to do so either in person or by one or more agents authorized by a written proxy signed by the person and filed with the Managers or secretary, if any, of the Company. A proxy shall be deemed signed if the Member’s name is placed on the proxy (whether by manual signature, typewriting, telegraphic transmission, electronic transmission or otherwise) by the Member or the Member’s attorney in fact. A proxy may be transmitted by an oral telephonic transmission if it is submitted with information from which it may be determined that the proxy was authorized by the Member or the Member’s attorney in fact. A validly executed proxy which does not state that it is irrevocable shall continue in full force and effect unless (i) revoked by the person executing it, before the vote pursuant to that proxy, by a writing delivered to the Company stating that the proxy is revoked, or by a subsequent proxy executed by, or attendance at the meeting and voting in person by, the person executing the proxy; or (ii) written notice of the death or incapacity of the maker of that proxy is received by the Company before the vote pursuant to that proxy is counted; provided, however, that no proxy shall be valid after the expiration of eleven (11) months from the date of the proxy, unless otherwise provided in the proxy. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Corporations Code Sections 705(e) and 705(f).

4.9. Membership Interest / Unit Certificates.

A. Certificate. A Membership Interest may be represented by a Unit Certificate. The exact contents of a Unit Certificate may be determined by action of the Managers but shall be issued substantially in conformity with the following requirements. The Unit Certificates shall be respectively numbered serially, as they are issued, and shall be signed by the Managers or officers of the Company. Each Unit Certificate shall state the name of the Company, the fact that the Company is organized under the laws of the State of California as a limited liability company, the name of the person to whom issued, the date of issue, and the number and class of Units represented thereby. A statement of the designations, preferences, qualifications, limitations, restrictions, and special or relative rights of the Membership Interest, if any, shall be set forth in full or summarized on the face or back of the Unit Certificates which the Company shall issue, or in lieu thereof, the certificate may set forth that such a statement or summary will be furnished to any holder of a Unit Certificate upon request without charge. Each Unit Certificate shall be otherwise in such form as may be determined by the Managers.

B. Cancellation of Unit Certificate. All Unit Certificates surrendered to the Company for transfer shall be canceled and no new Unit Certificates shall be issued in lieu thereof until the former certificates for a like number of Membership Interests shall have been surrendered and canceled, except as herein provided with respect to lost, stolen, or destroyed certificates.

C. Replacement of Lost, Stolen or Destroyed Certificate. Any Member claiming that such Member’s Unit Certificate is lost, stolen, or destroyed may make an affidavit or affirmation of that fact and request a new certificate. Upon the giving of a satisfactory indemnity to the Company as reasonably as required by the Managers, a new certificate may be issued of the same tenor and representing the same Membership Interest as was represented by the certificate alleged to be lost, stolen, or destroyed.

5. MANAGEMENT AND CONTROL OF THE COMPANY

5.1. Management of the Company by Managers.

A. Exclusive Management by Managers. The business, property and affairs of the Company shall be managed exclusively by the Managers. Except for situations in which the approval of the Members is expressly required by the Articles or this Agreement, the Managers shall have full, complete and exclusive authority, power, and discretion to manage and control the business, property and affairs of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business, property and affairs.

B. Meetings of Managers. Meetings of the Managers may be called by any Manager or by the chairperson, president, any vice-president or the secretary. All meetings shall be held upon four (4) days notice by mail or forty-eight (48) hours notice delivered personally or by telephone, telegraph or facsimile. A notice need not specify the purpose of any meeting. Notice of a meeting need not be given to any Manager who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior to its commencement, the lack of notice to such Manager. All such waivers, consents and approvals shall be filed with the Company records or made a part of the minutes of the meeting. A majority of the Managers present, whether or not a quorum is present, may adjourn any meeting to another time and place. If the meeting is adjourned for more than twenty-four (24) hours, notice of any adjournment shall be given prior to the time of the adjourned meeting to the Managers who are not present at the time of the adjournment. Meetings of the Managers may be held at any place within or without the State of California which has been designated in the notice of the meeting or at such place as may be approved by the Managers. Managers may participate in a meeting through use of conference telephone or similar communications equipment, so long as all Managers participating in such meeting can hear one another. Participation in a meeting in such manner constitutes a presence in person at such meeting. A majority of the authorized number of Managers constitutes a quorum of the Managers for the transaction of business. Except to the extent that this Agreement expressly requires the approval of all Managers, every act or decision done or made by a majority of the Managers present at a meeting duly held at which a quorum is present is the act of the Managers. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of Managers, if any action taken is approved by at least a majority of the required quorum for such meeting. The provisions of this Section 5.1.B apply also to committees of the Managers and actions taken by such committees.

Any action required or permitted to be taken by the Managers may be taken by the Managers without a meeting, if a majority of the Managers individually or collectively consent in writing to such action. Such action by written consent shall have the same force and effect as a majority vote of such Managers.

The provisions of this Section 5.1.B govern meetings of the Managers if the Managers elect, in their discretion, to hold meetings. However, nothing in this Section 5.1.B or in this Agreement is intended to require that meetings of Managers be held, it being the intent of the Members that meetings of Managers are not required.

5.2. Election of Managers.

A. Number, Term, and Qualifications. The Company shall initially have one (1) Manager. The number of Managers of the Company shall be fixed from time to time by the affirmative vote or written consent of Members holding a Majority Interest, provided that in no instance shall there be less than one Manager. Unless such Manager resigns or is removed, each Manager shall hold office until a successor shall have been elected and qualified. Managers shall be elected by the affirmative vote or written consent of Members holding a Majority Interest. A Manager need not be a Member, an individual, a resident of the State of California, or a citizen of the United States. Managers shall be elected by the Members exercising voting rights as holders of Units applying cumulative voting-right mechanics as provided in Section 708 of the California Corporations Code.

B. Resignation. Any Manager may resign at any time by giving written notice to the Members and remaining Managers without prejudice to the rights, if any, of the Company under any contract to which the Manager is a party. The resignation of any Manager shall take effect upon receipt of that notice or at such later time as shall be specified in the notice; and, unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective. The resignation of a Manager who is also a Member shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of a Member.

C. Removal. All or any lesser number of Managers may be removed at any time, with or without cause, by the affirmative vote of Members holding a Majority Interest at a meeting called expressly for that purpose, or by the written consent of the Members holding a Majority Interest. Any removal shall be without prejudice to the rights, if any, of the Manager under any employment contract and, if the Manager is also a Member, shall not affect the Manager’s rights as a Member or constitute a withdrawal of a Member.

A Manager also may be removed by the affirmative vote or written consent of a majority of the remaining Managers if such Manager becomes incapable of fulfilling such Manager’s obligations under this Agreement because of injury or physical or mental illness and such incapacity shall exist for thirty (30) working days in the aggregate during any consecutive six (6) month period.

D. Vacancies. Any vacancy occurring for any reason in the number of Managers may be filled by the affirmative vote or written consent of Members holding a Majority Interest.

5.3. Powers of Managers.

A. Powers of Managers. Without limiting the generality of Section 5.1, but subject to Section 5.3.B and to the express limitations set forth elsewhere in this Agreement, the Managers shall have all necessary powers to manage and carry out the purposes, business, property, and affairs of the Company, including, without limitation, the power to exercise on behalf and in the name of the Company all of the powers described in Corporations Code Section 17003.

B. Limitations on Power of Managers. The Managers shall not have authority hereunder to cause the Company to engage in the following transactions without first obtaining the affirmative vote or written consent of a Majority in Interest of the Members:

(i) The sale, exchange or other disposition of all, or substantially all, of the Company’s assets occurring as part of a single transaction or plan, or in multiple transactions over a six-month period, except in the orderly liquidation and winding up of the business of the Company upon its duly authorized dissolution.

(ii) The merger of the Company with another limited liability company or limited partnership, provided in no event shall a Member be required to become a general partner in a merger with a limited partnership without his express written consent or unless the agreement of merger provides each Member with the dissenter’s rights described in the Act.

(iii) The merger of the Company with a corporation or a general partnership or other Person, provided in no event shall a Member be required to become a partner in a merger with a general partnership without his or her express written consent or unless the agreement of merger provides each Member with the dissenter’s rights described in the Act.

(iv) An act which would make it impossible to carry on the ordinary business of the Company.

5.4. Members Have No Managerial Authority. The Members shall have no power to participate in the management of the Company except as expressly authorized by this Agreement or the Articles and except as expressly required by the Act. Unless expressly and duly authorized in writing to do so by a Manager or Managers, no Member shall have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, or to render it liable for any purpose.

5.5. Performance of Duties: Liability of Managers. The Managers shall perform their managerial duties in good faith, in a manner they reasonably believe to be in the best interests of the Company and its Members, and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. A Manager, however, shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, reckless or intentional misconduct, or a knowing violation of law by the Manager.

In performing their duties, the Managers shall be entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, of the following persons or groups unless they have knowledge concerning the manner in question that would cause such reliance to be unwarranted and provided that the Managers act in good faith and after reasonable inquiry when the need therefor is indicated by the circumstances:

A. one or more officers, employees or other agents of the Company whom the Managers reasonably believe to be reliable and competent in the matters presented;

B. any attorney, independent accountant, or other person as to matters which the Managers reasonably believe to be within such person’s professional or expert competence; or

C. a committee upon which the Managers do not serve, duly designated in accordance with a provision of the Articles or this Agreement, as to matters within its designated authority, which committee the Managers reasonably believe to merit competence.

5.6. Devotion of Time. The Managers are not obligated to devote all of their time or business efforts to the affairs of the Company. The Managers shall devote whatever time, effort, and skill as they deem appropriate for the operation of the Company.

5.7. Transactions between the Company and the Managers. Notwithstanding that it may constitute a conflict of interest, the Managers may, and may cause their Affiliates to, engage in any transaction (including, without limitation, the purchase, sale, lease, or exchange of any property or the rendering of any service, or the establishment of any salary, other compensation, or other terms of employment) with the Company so long as such transaction is not expressly prohibited by this Agreement and so long as the terms and conditions of such transaction, on an overall basis, are fair and reasonable to the Company and are at least as favorable to the Company as those that are generally available from Persons capable of similarly performing them and in similar transactions between parties operating at arm’s length, and provided that a Majority Interest of the Members having no interest in such transaction (other than their interests as Members) affirmatively vote or consent in writing to approve the transaction.

A transaction between the Managers and/or their Affiliates, on the one hand, and the Company, on the other hand, shall be conclusively determined to constitute a transaction on terms and conditions, on an overall basis, fair and reasonable to the Company and at least as favorable to the Company as those generally available in a similar transaction between parties operating at arm’s length if a Majority Interest of the Members having no interest in such transaction (other than their interests as Members) affirmatively vote or consent in writing to approve the transaction.

5.8. Payments to Managers. Except as specified in this Agreement, no Manager or Affiliate of a Manager is entitled to remuneration for services rendered or goods provided to the Company. The Managers and their Affiliates shall receive only the following payments:

A. Management Fee. Excepting duly elected officers of the Company, who shall serve without further compensation, the Company shall pay each Manager an annual fee for services in connection with the management of the Company in the amount of ONE THOUSAND DOLLARS ($1,000.00). Such fee may be changed from time to time only by an affirmative vote of Members holding at least a Majority in Interest, and no Manager shall be prevented from receiving any fee because the Manager is also a Member of the Company.

B. Services Performed by Managers or Affiliates. The Company shall pay the Managers or Affiliates of the Managers for services rendered or goods provided to the extent that the Managers are not required to render such services or goods themselves without charge to the Company, and to the extent that the fees paid to such Managers or Affiliates do not exceed the fees that would be payable to an independent responsible third party that is willing to perform such services or provide such goods.

C. Expenses. The Company shall reimburse the Managers and their Affiliates for the actual cost of goods and materials used for or by the Company. The Company shall also pay or reimburse the Managers or their Affiliates for organizational expenses (including, without limitation, legal and accounting fees and costs) incurred to form the Company and prepare the Articles and this Agreement and other operating costs incurred for the benefit of the Company which are ordinary and necessary excepting certain indirect expenses to be borne by the Managers as per Company policy.

5.9. Acts of Managers as Conclusive Evidence of Authority. Any note, mortgage, evidence of indebtedness, contract, certificate, statement, conveyance, or other instrument in writing, and any assignment or endorsement thereof, executed or entered into between the Company and any other person, when signed by at least two Managers (or by one Manager if the Articles state that the Company is managed by only one Manager), is not invalidated as to the Company by any lack of authority of the signing Managers or Manager in the absence ®f actual knowledge on the part of the other person that the signing Managers or Manager had no authority to execute the same.

5.10. Officers.

A. Appointment of Officers. The Managers may appoint officers at any time. The officers of Company, if deemed necessary by the Managers, may include a chairperson, president, vice president, secretary, and chief financial officer. The officers shall serve at the pleasure of the Managers, subject to all rights, if any, of an officer under any contract of employment. Any individual may hold any number of offices. No officer need be a resident of the State of California or citizen of the United States. If a Manager is not an individual, such Manager’s officers may serve as officers of Company if elected by the Members. The officers shall exercise such powers and perform such duties as specified in this Agreement and as shall be determined from time to time by the Managers. The officers elected to serve commencing upon formation are set forth on Exhibit B.

B. Removal, Resignation and Filling of Vacancy of Officers. Subject to the rights, if any, of an officer under a contract of employment, any officer may be removed, either with or without cause, by the Managers at any time.

Any officer may resign at any time by giving written notice to the Managers. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party.

A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in this Agreement for regular appointments to that office.

C. Salaries of Officers. Subject to Sections 5.10 and 5.11, the salaries of all officers and agents of the Company shall be fixed by a resolution of the Managers. The Managers serving as Officers shall initially serve without compensation other than that paid to them in their capacity as Managers.

D. Duties and Powers of the Chairman. The chairman shall, if present, preside at meetings of the Members and the Managers, and exercise and perform such other powers and duties as may from time to time be assigned to him by the Managers or prescribed by this Agreement.

E. Duties and Powers of the President. Subject to such supervisory powers, if any, as may be given by the Managers to the chairperson, if there be such an officer, the president shall be the chief executive officer of the Company, and shall, subject to the control of the Managers, have general and active management of the business of the Company and shall see that all orders and resolutions of the Members and Managers are carried into effect. Such Member shall have the general powers and duties of management usually vested in the office of president of a corporation, and shall have such other powers and duties as may be prescribed by the Managers or this Agreement.

F. Duties and Powers of Vice-President. The vice-president, or if there shall be more than one, the vice-presidents in the order determined by a resolution of the Managers, shall, in the absence or disability of the president, perform the duties and exercise the powers of the president and shall perform such other duties and have such other powers as the Managers by resolution may from time to time prescribe.

G. Duties and Powers of Secretary. The secretary shall attend all meetings of the Managers and all meetings of the Members, and shall record all the proceedings of the meetings in a book to be kept for that purpose, and shall perform like duties for the standing committees when required. The secretary shall give, or cause to be given, notice of all meetings of the Members and shall perform such other duties as may be prescribed by the Managers. The Managers may appoint assistant secretaries to assist the Secretary as the Secretary shall determine.

The secretary shall keep, or cause to be kept, at the principal executive office or at the office of the Company’s transfer agent or registrar, as determined by resolution of the Managers, a register, or a duplicate register, showing the names of all Members and their addresses, their Units, the number and date of Unit Certificates issued for the same, and the number and date of cancellation of every Unit Certificate surrendered for cancellation.

The secretary shall also keep all documents described in Section 8.1 and such other documents as may be required under the Act. The secretary shall perform such other duties and have such other authority as may be prescribed elsewhere in this Agreement or from time to time by the Managers. The secretary shall have the general duties, powers and responsibilities of a secretary of a corporation.

H. Duties and Powers of Chief Financial Officer. The chief financial officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, Membership Interests and Economic Interests. The books of account shall at all reasonable times be open to inspection by any Manager.

The chief financial officer shall have the custody of the funds and securities of the Company, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company, and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Managers.

The chief financial officer shall disburse the funds of the Company as may be ordered by the Managers, taking proper vouchers for such disbursements, and shall render to the president and the Managers, at their regular meetings, or when Members so require, at a meeting of the members an account of all such Member’s transactions as treasurer and of the financial condition of the Company.

The chief financial officer shall perform such other duties and shall have such other responsibility and authority as may be prescribed elsewhere in this Agreement or from time to time by the Managers. The chief financial officer shall have the general duties, powers and responsibility of a chief financial officer of a corporation, and shall be the chief financial and accounting officer of the Company.

I. Acts of Officers as Conclusive Evidence of Authority. Any note, mortgage, evidence of indebtedness, contract, certificate, statement, conveyance, or other instrument in writing, and any assignment or endorsement thereof, executed or entered into between the Company and any other Person, when signed by the chairperson of the board, the president or any vice president and any secretary, any assistant secretary, the chief financial officer, or any assistant treasurer of the Company, is not invalidated as to the Company by any lack of authority of the signing officers in the absence of actual knowledge on the part of the other Person that the signing officers had no authority to execute the same.

J. Signing Authority of Officers. Subject to Section 5.3.B and any restrictions imposed by the Managers, any officer or any authorized representative, acting alone, is authorized to endorse checks, drafts, and other evidences of indebtedness made payable to the order of the Company, but only for the purpose of deposit into the Company’s accounts. All checks, drafts, and other instruments obligating the Company to pay money in any amount may be signed by the Chief Financial Officer or any person or persons designated authorized signatories by the Chief Financial Officer.

5.11. Limited Liability. No person who is a Manager or officer or both a Manager and officer of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Manager or officer or both a Manager and officer of the Company.

6. ALLOCATIONS OF NET PROFITS AND NET LOSSES AND DISTRIBUTIONS

6.1. Allocations of Net Profit and Net Loss. Net Profits and Net Losses shall be allocated among the Members based on the manner in which Distributable Cash is distributed to such Members.

6.2. Code Section 704(c) Allocations. Notwithstanding any other provision in this Article VI, in accordance with Code Section 704(c) and the Regulations promulgated thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value on the date of contribution. Allocations pursuant to this Section 6.2 are solely for purposes of federal, state and local taxes. As such, they shall not affect or in any way be taken into account in computing a Member’s Capital Account or share of profits, losses, or other items of distributions pursuant to any provision of this Agreement.

6.3. Allocation of Net Profits and Losses and Distributions in Respect of a Transferred Interest. If any Membership Interest is transferred, or is increased or decreased by reason of the admission of a new Member or otherwise, during any Fiscal Year of the Company, each item of income, gain, loss, deduction, or credit of the Company for such Fiscal Year shall be assigned pro rata to each day in the particular period of such fiscal year to which such item is attributable (i.e., the day on or during which it is accrued or otherwise incurred) and the amount of each such item so assigned to any such day shall be allocated to the Member based upon such Member’s respective Membership Interest at the close of such day.

However, for the purpose of accounting convenience and simplicity, the Company shall treat a transfer of, or an increase or decrease in, a Membership Interest which occurs at any time during a semimonthly period (commencing with the semimonthly period including the date hereof) as having been consummated on the last day of such semimonthly period, regardless of when during such semimonthly period such transfer, increase, of decrease actually occurs (i.e., sales and dispositions made during the first fifteen (15) days of any month will be deemed to have been made on the 15th day of the month).

Notwithstanding any provision above to the contrary, gain or loss of the Company realized in connection with a sale or other disposition of any of the assets (other than in the ordinary course of business) of the Company shall be allocated solely to the parties owning Membership Interests as of the date such sale or other disposition occurs.

6.4. Distribution of Assets by the Company. Subject to applicable law and any limitations contained elsewhere in this Agreement, the Managers may elect from time to time to distribute Distributable Cash to the Members, which distributions shall be in the following order of priority:

(i) First to the holders of the Preferred Units in an amount equal to distributions provided for in Preferred Unit Certificates until such time as they shall have received cumulative distributions in accordance with the terms of said Certificates.

(ii) All remaining Distributable Cash shall be distributed to the Members in accordance with their Percentage Interests.

All such distributions shall be made only to the Persons who, according to the books and records of the Company, are the holders of record of the Economic Interests in respect of which such distributions are made on the actual date of distribution. Neither the Company nor any Manager shall incur any liability for making distributions in accordance with this Section 6.4.

6.5. Form of Distribution. A Member, regardless of the nature of the Member’s Capital Contribution, has no right to demand and receive any distribution from the Company in any form other than money. No Member may be compelled to accept from the Company a distribution of any asset in kind in lieu of a proportionate distribution of money being made to other Members. Except upon a dissolution and the winding up of the Company, no Member may be compelled to accept a distribution of any asset in kind.

6.6. Restriction on Distributions.

A. No distribution shall be made if, after giving effect to the distribution:

(i) The Company would not be able to pay its debts as they become due in the usual course of business.

(ii) The Company’s total assets would be less than the sum of its total liabilities plus, unless this Agreement provides otherwise, the amount that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights of other Members, if any, upon dissolution that are superior to the rights of the Member receiving the distribution.

B. The Managers may base a determination that a distribution is not prohibited on any of the following:

(i) Financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances.

(ii) A fair valuation.

(iii) Any other method that is reasonable in the circumstances.

Except as provided in Section 17254(e) of the Corporations Code, the effect of a distribution is measured as of the date the distribution is authorized if the payment occurs within 120 days after the date of authorization, or the date payment is made if it occurs more than 120 days after the date of authorization.

C. A Member or Manager who votes for a distribution in violation of this Agreement or the Act is personally liable to the Company for the amount of the distribution that exceeds what could have been distributed without violating this Agreement or the Act if it is established that the Member or Manager did not act in compliance with Section 6.6.B or Section 9.4. Any Member or Manager who is so liable shall be entitled to compel contribution from (i) each other Member or Manager who also is so liable and (ii) each Member for the amount the Member received with knowledge of facts indicating that the distribution was made in violation of this Agreement or the Act.

6.7. Return of Distributions. Except for distributions made in violation of the Act or this Agreement, no Member or Economic Interest Owner shall be obligated to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company. The amount of any distribution returned to the Company by a Member or Economic Interest Owner or paid by a Member or Economic Interest Owner for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to the Member or Economic Interest Owner.

6.8. Obligations of Members to Report Allocations. The Members are aware of the income tax consequences of the allocations made by this Article VI and hereby agree to be bound by the provisions of this Article VI in reporting their shares of Company income and loss for income tax purposes.

7. TRANSFER AND ASSIGNMENT OF INTERESTS

7.1. Transfer and Assignment of Interests. No Member shall be entitled to transfer, assign, convey, sell, encumber or in any way alienate all or any part of such Member’s Membership Interest except with the prior written consent of all of the Managers and a Majority in Interest of the other Members, which consent may be given or withheld, conditioned or delayed (as allowed by this Agreement or the Act), as the other Members may determine in their sole discretion. Transfers in violation of this Article VII shall only be effective to the extent set forth in Section 7.7. After the consummation of any transfer of any part of a Membership Interest, the Membership Interest so transferred shall continue to be subject to the terms and provisions of this Agreement and any further transfers shall be required to comply with all the terms and provisions of this Agreement.

7.2. Further Restrictions on Transfer of Interests. In addition to other restrictions found in this Agreement, no Member shall transfer, assign, convey, sell, encumber or in any way alienate all or any part of such Member’s Membership Interest: (i) without compliance with Section 11.10, and (ii) if the Membership Interest to be transferred, assigned, sold or exchanged, when added to the total of all other Membership Interests sold or exchanged in the preceding twelve (12) consecutive months prior thereto, would cause the termination of the Company under the Code, as determined by the Managers.

7.3. Substitution of Members. A transferee of a Membership Interest shall have the right to become a substitute Member only if (i) the requirements of Sections 7.1 and 7.2 relating to unanimous consent of the Managers and a Majority in Interest of the Members, securities and tax requirements hereof are met, (ii) such Person executes an instrument satisfactory to the Managers accepting and adopting the terms and provisions of this Agreement, and (iii) such person pays any reasonable expenses in connection with such Member’s admission as a new Member. The admission of a substitute Member shall not result in the release of the Member who assigned the Membership Interest from any liability that such Member may have to the Company.

7.4. Family and Affiliate Transfers. The Membership Interest of any Member may be transferred subject to compliance with Section 7.2, and without the prior written consent of all Members as required by Section 7.1, upon consent of all of the Managers, which shall not be unreasonably withheld, by the Member (i) by inter vivos gift or by testamentary transfer to any spouse, parent, sibling, in-law, child or grandchild of the Member, or to a trust for the benefit of the Member or such spouse, parent, sibling, in-law, child or grandchild of the Member, or (ii) to any Affiliate of the Member; it being agreed that in executing this Agreement, each Member has consented to such transfers.

7.5. Effective Date of Permitted Transfers. Any permitted transfer of all or any portion of a Membership Interest shall be effective as of the date provided in Section 6.3 following the date upon which the requirements of Sections 7.1, 7.2 and 7.3 have been met. The Managers shall provide the Members with written notice of such transfer as promptly as possible after the requirements of Sections 7.1, 7.2 and 7.3 have been met. Any transferee of a Membership Interest shall take subject to the restrictions on transfer imposed by this Agreement.

7.6. Rights of Legal Representatives. If a Member who is an individual dies or is adjudged by a court of competent jurisdiction to be incompetent to manage the Member’s person or property, the Member’s executor, administrator, guardian, conservator, or other legal representative may exercise all of the Member’s rights for the purpose of settling the Member’s estate or administering the Member’s property, including any power the Member has under the Articles or this Agreement to give an assignee the right to become a Member. If a Member is a corporation, trust, or other entity and is dissolved or terminated, the powers of that Member may be exercised by such Member’s legal representative or successor.

7.7. No Effect to Transfers in Violation of Agreement. Upon any transfer of a Membership Interest in violation of this Article VII, the transferee shall have no right to vote or participate in the management of the business, property and affairs of the Company or to exercise any rights of a Member. Such transferee shall only be entitled to become an Economic Interest Owner and thereafter shall only receive the share of one or more of the Company’s Net Profits, Net Losses and distributions of the Company’s assets to which the transferor of such Economic Interest would otherwise be entitled. Notwithstanding the immediately preceding sentences, if, in the determination of the Managers, a transfer in violation of this Article VII would cause the termination of the Company under the Code, in the sole discretion of the Managers, the transfer shall be null and void and the purported transferee shall not become either a Member or an Economic Interest Owner.

Upon and contemporaneously with any transfer, assignment, conveyance or sale (whether arising out of an attempted charge upon that Member’s Economic Interest by judicial process, a foreclosure by a creditor of the Member or otherwise) of a Member’s Economic Interest which does not at the same time transfer the balance of the rights associated with the Membership Interest transferred by the Member (including, without limitation, the rights of the Member to vote or participate in the management of the business, property and affairs of the Company), the Company shall purchase from the Member, and the Member shall sell to Company for a purchase price of $100, all remaining rights and interests retained by the Member that immediately before the transfer, assignment, conveyance or sale were associated with the transferred Economic Interest. Such purchase and sale shall not, however, result in the release of the Member from any liability to the Company as a Member.

Each Member acknowledges and agrees that the right of the Company to purchase such remaining rights and interests from a Member who transfers a Membership Interest in violation of this Article VII is not unreasonable under the circumstances existing as of the date hereof.

7.8. Purchase Terms Varied by Agreement. Nothing contained herein is intended to prohibit Members from agreeing upon other terms and conditions for the purchase by the Company or any Member of the Membership Interest of any Member in the Company desiring to retire, withdraw or resign, in whole or in part, as a Member.

8. ACCOUNTING, RECORDS, REPORTING BY MEMBERS

8.1. Books and Records. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with the accounting methods followed for federal income tax purposes. The books and records of the Company shall reflect all the Company transactions and shall be appropriate and adequate for the Company’s business. The Company shall maintain at its principal office in California all of the following:

A. A current list of the full name and last known business or residence address of each Member and Economic Interest Owner set forth in alphabetical order, together with the Capital Contributions, Capital Account and Percentage Interest of each Member and Economic Interest Owner;

B. A current list of the full name and business or residence address of each Manager;

C. A copy of the Articles and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Articles or any amendments thereto have been executed;

D. Copies of the Company’s federal, state, and local income tax or information returns and reports, if any, for the six most recent taxable years;

E. A copy of this Agreement and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;

F. Copies of the financial statements of the Company, if any, for the six most recent Fiscal Years; and

G. The Company’s books and records as they relate to the internal affairs of the Company for at least the current and past four Fiscal Years.

8.2. Delivery to Members and Inspection.

A. Upon the request of any Member or Economic Interest Owner for purposes reasonably related to the interest of that Person as a Member or Economic Interest Owner,

the Managers shall promptly deliver to the requesting Member or Economic Interest Owner, at the expense of the Company, a copy of the information required to be maintained by Sections 8.1.A, B and D, and a copy of this Agreement.

B. Each Member, Manager and Economic Interest Owner has the right, upon reasonable request for purposes reasonably related to the interest of the Person as Member, Manager or Economic Interest Owner, to:

(i) inspect and copy during normal business hours any of the Company records described in Sections 8.1.A through G; and

(ii) obtain from the Managers, promptly after their becoming available, a copy of the Company’s federal, state, and local income tax or information returns for each Fiscal Year.

C. Any request, inspection or copying by a Member or Economic Interest Owner under this Section 8.2 may be made by that Person or that Person’s agent or attorney.

D. The Managers shall promptly furnish to a Member a copy of any amendment to the Articles or this Agreement executed by a Manager pursuant to a power of attorney from the Member.

8.3. Annual Statements.

A. The Managers shall cause an annual report to be sent to each of the Members not later than 120 days after the close of the Fiscal Year. The report shall contain a balance sheet, an income statement and a statement of Members’ Capital Accounts as of the end of the Fiscal Year.

B. The Managers shall cause to be prepared at least annually, at Company expense, information necessary for the preparation of the Members and Economic Interest Owners’ federal and state income tax returns. The Managers shall send or cause to be sent to each Member or Economic Interest Owner within a reasonable time after the end of each taxable year such information as is necessary to complete federal and state income tax or information returns.

C. The Managers shall cause to be filed at least annually with the California Secretary of State the statement required under California Corporations Code Section 17060.

8.4. Financial and Other Information. The Managers shall provide such financial and other information relating to the Company or any other Person in which the Company owns, directly or indirectly, an equity interest, as a Member may reasonably request. The Managers shall distribute to the Members, promptly after the preparation or receipt thereof by the Managers, any financial or other information relating to any Person in which the Company owns, directly or indirectly, an equity interest, including any filings by such Person under the Securities Exchange Act of 1934, as amended, that is received by the Company with respect to any equity interest of the Company in such Person.

8.5. Filings. The Managers, at Company expense, shall cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities. The Managers, at Company expense, shall also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, amendments to, or restatements of, the Articles and all reports required to be filed by the Company with those entities under the Act or other then current applicable laws, rules, and regulations. If a Manager required by the Act to execute or file any document fails, after demand, to do so within a reasonable period of time or refuses to do so, any other Manager or Member may prepare, execute and file that document with the California Secretary of State.

8.6. Bank Accounts. The Managers shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other Person.

8.7. Accounting Decisions and Reliance on Others. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Managers. The Managers may rely upon the advice of their accountants as to whether such decisions are in accordance with accounting methods followed for federal income tax purposes.

8.8. Tax Matters for the Company Handled by Managers and Tax Matters Member. The Managers shall from time to time cause the Company to make such tax elections as they deem to be in the best interests of the Company and the Members. The Tax Matters Member, as defined in Code Section 6231, shall represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting judicial and administrative proceedings, and shall expend the Company funds for professional services and costs associated therewith. The Tax Matters Member shall oversee the Company tax affairs in the overall best interests of the Company. If, for any reason, the Tax Matters Member can no longer serve in that capacity or ceases to be a Member or Manager, as the case may be, Members holding a Majority Interest may designate another to be Tax Matters Member.

9. DISSOLUTION AND WINDING UP

9.1. Dissolution. The Company shall be dissolved, its assets shall be disposed of, and its affairs wound up on the first to occur of the following:

A. Upon the happening of any event of dissolution specified in the Articles;

B. Upon the entry of a decree of judicial dissolution pursuant to Section 17351 of the Corporations Code;

C. Upon the vote of Members holding a Majority in Interest or of non-defaulting Members holding a majority of the Percentage Interests held by all non-defaulting Members;

D. The occurrence of a Dissolution Event and the failure of the Remaining Members to consent in accordance with Section 9.1 to continue the business of the Company within ninety (90) days after the occurrence of such event; or

E. The sale of all or substantially all of the assets of Company.

9.2. Certificate of Dissolution. As soon as possible following the occurrence of any of the events specified in Section 9.1, the Managers who have not wrongfully dissolved the Company or, if none, the Members, shall execute a Certificate of Dissolution in such form as shall be prescribed by the California Secretary of State and file the Certificate as required by the Act.

9.3. Winding Up. Upon the occurrence of any event specified in Section 9.1, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. The Managers who have not wrongfully dissolved the Company or, if none, the Members, shall be responsible for overseeing the winding up and liquidation of Company, shall take full account of the liabilities of Company and assets, shall either cause its assets to be sold or distributed, and if sold as promptly as is consistent with obtaining the fair market value thereof, shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed as provided in Section 9.5. The Persons winding up the affairs of the Company shall give written notice of the commencement of winding up by mail to all known creditors and claimants whose addresses appear on the records of the Company. The Managers or Members winding up the affairs of the Company shall be entitled to reasonable compensation for such services.

9.4. Distributions in Kind. Any noncash asset distributed to one or more Members shall first be valued at its fair market value to determine the Net Profit or Net Loss that would have resulted if such asset were sold for such value, such Net Profit or Net Loss shall then be allocated pursuant to Article VI, and the Members’ Capital Accounts shall be adjusted to reflect such allocations. The amount distributed and charged to the Capital Account of each Member receiving an interest in such distributed asset shall be the fair market value of such interest (net of any liability secured by such asset that such Member assumes or takes subject to). The fair market value of such asset shall be determined by the Managers or by the Members or if any Member objects by an independent appraiser (any such appraiser must be recognized as an expert in valuing the type of asset involved) selected by the Manager or liquidating trustee and approved by the Members.

9.5. Order of Payment of Liabilities Upon Dissolution.

A. After determining that all known debts and liabilities of the Company in the process of winding-up, including, without limitation, debts and liabilities to Members who are creditors of the Company, have been paid or adequately provided for, the remaining assets shall be distributed to the Members in accordance with their positive Capital Account balances, after taking into account income and loss allocations for the Company’s taxable year during which liquidation occurs. Such liquidating distributions shall be made by the end of the Company’s taxable year in which the Company is liquidated, or, if later, within ninety (90) days after the date of such liquidation.

B. The payment of a debt or liability, whether the whereabouts of the creditor is known or unknown, has been adequately provided for if the payment has been provided for by either of the following means:

(i) Payment thereof has been assumed or guaranteed in good faith by one or more financially responsible persons or by the United States government or any agency thereof, and the provision, including the financial responsibility of the Person, was determined in good faith and with reasonable care by the Members or Managers to be adequate at the time of any distribution of the assets pursuant to this Section.

(ii) The amount of the debt or liability has been deposited as provided in Section 2008 of the Corporations Code.

This Section 9.5.B shall not prescribe the exclusive means of making adequate provision for debts and liabilities.

9.6. Compliance with Regulations. All payments to the Members upon the winding up and dissolution of Company shall be strictly in accordance with the positive capital account balance limitation and other requirements of Regulations Section 1.704-1(b)(2)(ii)(d).

9.7. Limitations on Payments Made in Dissolution. Except as otherwise specifically provided in this Agreement, each Member shall be entitled to look solely at the assets of Company for the return of such Member’s positive Capital Account balance and shall have no recourse for such Member’s Capital Contribution and/or share of Net Profits (upon dissolution or otherwise) against the Managers or any other Member except as provided in Article X.

9.8. Certificate of Cancellation. The Managers or Members who filed the Certificate of Dissolution shall cause to be filed in the office of, and on a form prescribed by, the California Secretary of State, a certificate of cancellation of the Articles upon the completion of the winding up of the affairs of the Company.

9.9. No Action for Dissolution. Except as expressly permitted in this Agreement, a Member shall not take any voluntary action that directly causes a Dissolution Event. The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in court to dissolve the Company under circumstances where dissolution is not required by Section 9.1. This Agreement has been drawn carefully to provide fair treatment of all parties and equitable payment in liquidation of the Economic Interests. Accordingly, except where the Managers have failed to liquidate the Company as required by this Article IX, each Member hereby waives and renounces such Member’s right to initiate legal action to seek the appointment of a receiver or trustee to liquidate the Company or to seek a decree of judicial dissolution of the Company on the ground that (a) it is not reasonably practicable to carry on the business of the Company in conformity with the Articles or this Agreement, or (b) dissolution is reasonably necessary for the protection of the rights or interests of the complaining Member. Damages for breach of this Section 9.9 shall be monetary damages only (and not specific performance), and the damages may be offset against distributions by the Company to which such Member would otherwise be entitled.

10. INDEMNIFICATION AND INSURANCE

10.1. Indemnification of Agents. The Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such Member is or was a Member, Manager, officer, employee or other agent of the Company or that, being or having been such a Member, Manager, officer, employee or agent, such Member is or was serving at the request of the Company as a manager, director, officer, employee or other agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to hereinafter as an “agent”), to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit. The

Managers shall be authorized, on behalf of the Company, to enter into indemnity agreements from time to time with any Person entitled to be indemnified by the Company hereunder, upon such terms and conditions as the Managers deem appropriate in their business judgment.

10.2. Insurance. The Company shall have the power to purchase and maintain insurance on behalf of any Person who is or was an agent of the Company against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as an agent, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of Section 10.1 or under applicable law.

11. INVESTMENT REPRESENTATIONS

Each Member hereby represents and warrants to, and agrees with, the Managers, the other Members, and the Company as follows:

11.1. Preexisting Relationship or Experience. (i) If Such Member has a preexisting personal or business relationship with the Company or one or more of its officers, Managers or control persons or (ii) by reason of such Member’s business or financial experience, or by reason of the business or financial experience of such Member’s financial advisor who is unaffiliated with and who is not compensated, directly or indirectly, by the Company or any affiliate or selling agent of the Company, such Member is capable of evaluating the risks and merits of an investment in the Membership Interest and of protecting such Member’s own interests in connection with this investment.

11.2. No Advertising. Such Member has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, newspaper or magazine article or advertisement, radio or television advertisement, or any other form of advertising or general solicitation with respect to the sale of the Membership Interest.

11.3. Investment Intent. Such Member is acquiring the Membership Interest for investment purposes for such Member’s own account only and not with a view to or for sale in connection with any distribution of all or any part of the Membership Interest. No other person will have any direct or indirect beneficial interest in or right to the Membership Interest.

11.4. Purpose of Entity. If the Member is a corporation, partnership, limited liability company, trust, or other entity, it was not organized for the specific purpose of acquiring the Membership Interest.

11.5. Residency. Such Member is a resident of the State of California or Washington.

11.6. Economic Risk. Such Member is financially able to bear the economic risk of an investment in the Membership Interest, including the total loss thereof.

11.7. No Registration of Membership Interest. Such Member acknowledges that the Membership Interest has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or qualified under the California Corporate Securities Law of 1968, as amended, or any other applicable blue sky laws in reliance, in part, on such Member’s representations, warranties, and agreements herein.

11.8. Membership Interest in Restricted Security. Such Member understands that the Membership Interest is a “restricted security” under the Securities Act in that the Membership Interest will be acquired from the Company in a transaction not involving a public offering, and that the Membership Interest may be resold without registration under the Securities Act only in certain limited circumstances and that otherwise the Membership Interest must be held indefinitely. In this connection, such Member understands the resale limitations imposed by the Securities Act and is familiar with SEC Rule 144, as presently in effect, and the conditions which must be met in order for that Rule to be available for resale of “restricted securities,” including the requirement that the securities must be held for at least two years after purchase thereof from the Company prior to resale (three years in the absence of publicly available information about the Company) and the condition that there be available to the public current information about the Company under certain circumstances. Such Member understands that the Company has not made such information available to the public and has no present plans to do so.

11.9. No Obligation to Register. Such Member represents, warrants, and agrees that the Company and the Managers are under no obligation to register or qualify the Membership Interest under the Securities Act or under any state securities law, or to assist him or her in complying with any exemption from registration and qualification.

11.10. No Disposition in Violation of Law. Without limiting the representations set forth above, and without limiting Article VII of this Agreement, such Member will not make any disposition of all or any part of the Membership Interest which will result in the violation by him or her or by the Company of the Securities Act, the California Corporate Securities Law of 1968, or any other applicable securities laws. Without limiting the foregoing, such Member agrees not to make any disposition of all or any part of the Membership Interest unless and until:

A. There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement and any applicable requirements of state securities laws; or

B. (i) such Member has notified the Company of the proposed disposition and has furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Managers, such Member has furnished the Company with a written opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of any securities under the Securities Act or the consent of or a permit from appropriate authorities under any applicable state securities law.

C. In the case of any disposition of all or any part of the Membership Interest pursuant to SEC Rule 144, in addition to the matters set forth in Section 12.11B, such Member shall promptly forward to the Company a copy of any Form 144 filed with the SEC with respect to such disposition and a letter from the executing broker satisfactory to the Company evidencing compliance with SEC Rule 144. If SEC Rule 144 is amended or if the SEC’s interpretations thereof in effect at the time of any such disposition have changed from its present interpretations thereof, such Member shall provide the Company with such additional documents as the Managers may reasonably require.

11.11. Legends. such Member understands that the Unit Certificates (if any) evidencing the Membership Interest may bear one or all of the following legends:

A. “THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS AGREEMENT IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS, AND CONDITIONS WHICH ARE SET FORTH HEREIN.”

B. Any legend required by applicable state securities laws.

11.12. Investment Risk. Such Member acknowledges that the Membership Interest is a speculative investment which involves a substantial degree of risk of loss by him or her of such Member’s entire investment in the Company, that such Member understands and takes full cognizance of the risk factors related to the purchase of the Membership Interest, and that the Company is newly organized and has no financial or operating history.

11.13. Investment Experience. Such Member is an experienced investor in unregistered and restricted securities of limited liability companies or limited partnerships.

11.14. Restrictions on Transferability. Such Member acknowledges that there are substantial restrictions on the transferability of the Membership Interest pursuant to this Agreement, that there is no public market for the Membership Interest and none is expected to develop, and that, accordingly, it may not be possible for him or her to liquidate such Member’s investment in the Company.

11.15. Information Reviewed. Such Member has received and reviewed all information such Member considers necessary or appropriate for deciding whether to purchase the Membership Interest. Such Member has had an opportunity to ask questions and receive answers from the Company and its officers, Managers and employees regarding the terms and conditions of purchase of the Membership Interest and regarding the business, financial affairs, and other aspects of the Company and has further had the opportunity to obtain all information (to the extent the Company possesses or can acquire such information without unreasonable effort or expense) which such Member deems necessary to evaluate the investment and to verify the accuracy of information otherwise provided to him or her.

11.16. No Representations By Company. Neither any Manager, any agent or employee of the Company or of any Manager, or any other Person has at any time expressly or implicitly represented, guaranteed, or warranted to him or her that such Member may freely transfer the Membership Interest, that a percentage of profit and/or amount or type of consideration will be realized as a result of an investment in the Membership Interest, that past performance or experience on the part of the Managers or their Affiliates or any other person in any way indicates the predictable results of the ownership of the Membership Interest or of the overall Company business, that any cash distributions from Company operations or otherwise will be made to the Members by any specific date or will be made at all, or that any specific tax benefits will accrue as a result of an investment in the Company.

11.17. Consultation with Attorney. Such Member has been advised to consult with such Member’s own attorney regarding all legal matters concerning an investment in the Company and the tax consequences of participating in the Company, and has done so, to the extent such Member considers necessary.

11.18. Tax Consequences. Such Member acknowledges that the tax consequences to such Member of investing in the Company will depend on such Member’s particular circumstances, and neither the Company, the Managers, the Members, nor the partners, shareholders, members, managers, agents, officers, directors, employees, Affiliates, or consultants of any of them will be responsible or liable for the tax consequences to him or her of an investment in the Company. Such Member will look solely to, and rely upon, such Member’s own advisers with respect to the tax consequences of this investment.

11.19. No Assurance of Tax Benefits. Such Member acknowledges that there can be no assurance that the Code or the Regulations will not be amended or interpreted in the future in such a manner so as to deprive the Company and the Members of some or all of the tax benefits they might now receive, nor that some of the deductions claimed by the Company or the allocations of items of income, gain, loss, deduction, or credit among the Members may not be challenged by the Internal Revenue Service.

11.20. Indemnity. Such Member shall indemnify and hold harmless the Company, each and every Manager, each and every other Member, and any officers, directors, shareholders, managers, members, employees, partners, agents, attorneys, registered representatives, and control persons of any such entity who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of or arising from any misrepresentation or misstatement of facts or omission to represent or state facts made by him or her including, without limitation, the information in this Agreement, against losses, liabilities, and expenses of the Company, each and every Manager, each and every other Member, and any officers, directors, shareholders, managers, members, employees, partners, attorneys, accountants, agents, registered representatives, and control persons of any such Person (including attorneys’ fees, judgments, fines, and amounts paid in settlement, payable as incurred) incurred by such Person in connection with such action, suit, proceeding, or the like.

12. MISCELLANEOUS

12.1. Counsel to the Company. Counsel to the Company may also be counsel to any Manager or any Affiliate of a Manager. The Managers may execute on behalf of the Company and the Members any consent to the representation of the Company that counsel may request pursuant to the California Rules of Professional Conduct or similar rules in any jurisdiction (“Rules”). The Company has initially selected John R. Domingos (“Company Counsel”) as legal counsel to the Company. Each Member acknowledges that Company Counsel has represented and continues to represent TERRY A. MACRAE, HORNBLOWER YACHTS, INC. and other affiliated entities. With the exception of such representation, Company Counsel owes no duties directly to a Member. In the event any dispute or controversy arises between any Members and the Company, or any Members or the Company, on the one hand, and a Manager (or Affiliate of a Manager) that Company Counsel represents, on the other hand, then each Member agrees that Company Counsel may represent either the Company or such Member (or such Member’s Affiliate), or both, in any such dispute or controversy to the extent permitted by the Rules, and each Member hereby consents to such representation. Each Member further acknowledges that Company Counsel has not represented the interests of any Member in the preparation and negotiation of this Agreement.

12.2. Complete Agreement. This Agreement and the Articles constitute the complete and exclusive statement of agreement among the Members and Managers with respect to the subject matter herein and therein and replace and supersede all prior written and oral agreements or statements by and among the Members and Managers or any of them. No representation, statement, condition or warranty not contained in this Agreement or the Articles will be binding on the Members or Managers or have any force or effect whatsoever. To the extent that any provision of the Articles conflict with any provision of this Agreement, the Articles shall control.

12.3. Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the and their respective successors and assigns.

12.4. Parties in Interest. Except as expressly provided in the Act, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement or any Persons other than the Members and Managers and their respective successors and assigns nor shall anything in this Agreement relieve or discharge the obligation or liability of any person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

12.5. Pronouns: Statutory References. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require. Any reference to the Code, the Regulations, the Act, Corporations Code or other statutes or laws will include all amendments, modifications or replacements of the specific sections and provisions concerned.

12.6. Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

12.7. Interpretation. In the event any claim is made by any Member relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Member or such Member’s counsel.

12.8. References to this Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated.

12.9. Jurisdiction. Each Member hereby consents to the exclusive jurisdiction of the state and federal courts sitting in California in any action on a claim arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement, provided such claim is not required to be arbitrated pursuant to Section 12.10. Each Member further agrees that personal jurisdiction over him or her may be effected by service of process by registered or certified mail addressed as provided in Section 12.14 of this Agreement, and that when so made shall be as if served upon him or her personally within the State of California.

12.10. Disputed Matters. Except as otherwise provided in this Agreement, any controversy or dispute arising out of this Agreement, the interpretation of any of the provisions hereof, or the action or inaction of any Member or Manager hereunder shall be submitted to arbitration in San Francisco, California before the California Arbitration Association under the commercial arbitration rules then obtaining in the State of California. Any award or decision obtained from any such arbitration proceeding shall be final and binding on the parties, and judgment upon any award thus obtained may be entered in any court having jurisdiction thereof. No action at law or in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by any Member except (a) an action to compel arbitration pursuant to this Section 12.10 or (b) an action to enforce an award obtained in an arbitration proceeding in accordance with this Section 12.10.

12.11. Exhibits. All Exhibits attached to this Agreement are incorporated and shall be treated as if set forth herein.

12.12. Severability. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid shall not be affected thereby.

12.13. Additional Documents and Acts. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

12.14. Notices. Any notice to be given or to be served upon the Company or any party hereto in connection with this Agreement must be in writing (which may include facsimile) and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Such notices will be given to a Member or Manager at the address specified in Exhibit A hereto. Any party may, at any time by giving five (5) days’ prior written notice to the other parties, designate any other address in substitution of the foregoing address to which such notice will be given.

12.15. Amendments. All amendments to this Agreement will be in writing and signed by all of the Members.

12.16. Reliance on Authority of Person Signing Agreement. If a Member is not a natural person, neither the Company nor any Member will (a) be required to determine the authority of the individual signing this Agreement to make any commitment or undertaking on behalf of such entity or to determine any fact or circumstance bearing upon the existence of the authority of such individual or (b) be responsible for the application or distribution of proceeds paid or credited to individuals signing this Agreement on behalf of such entity.

12.17. No Interest in Company Property: Waiver of Action for Partition. No Member or Economic Interest Owner has any interest in specific property of the Company. Without limiting the foregoing, each Member and Economic Interest Owner irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

12.18. Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

12.19. Attorney Fees. In the event that any dispute between the Company and the Members or among the Members should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys’ fees and expenses.

12.20. Time is of the Essence. All dates and times in this Agreement are of the essence.

12.21. Remedies Cumulative. The remedies under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

12.22. Special Power of Attorney.

A. Attorney in Fact. Each Member grants the Managers a special power of attorney irrevocably making, constituting, and appointing the Managers as the Member’s attorney in fact, with all power and authority to act in the Member’s name and on the Member’s behalf to execute, acknowledge and deliver and swear to in the execution, acknowledgment, delivery and filing of the following documents:

(i) Assignments of Unit Certificates interest or other documents of transfer to be delivered in connection with the purchase of a Membership Interest pursuant to Article III, Article VII or Article VIII;

(ii) Any other instrument or document that may be reasonably required by the Managers in connection with any of the foregoing or to reflect any reduction in the Member’s Capital Account or Percentage Interest pursuant to Section 3; and

(iii) Any consent to the representation of the Company by counsel selected by the Managers as described in Section 12.1.

B. Irrevocable Power. The special power granted in Section 12.22.A: (i) is irrevocable, (ii) is coupled with an interest and (iii) shall survive a Member’s death, incapacity or dissolution.

C. Signatures. The Managers may exercise the special power of attorney granted in Section 12.22.A by a facsimile signature of any Manager or one of their officers or by signature of any Manager or one of their officers.

IN WITNESS WHEREOF all of the Members of PARADISE HORNBLOWER, LLC, a California limited liability company, have executed this Agreement, effective as of the date written above.

MEMBER:	MEMBER:

HORNBLOWER DEVELOPMENT
CORPORATION, A CALIFORNIA CORPORATION

TERRY A. MACRAE
Trustee, MacRae Family Trust u/t/d 3/20/98
By
TERRY A. MACRAE, President

EXHIBIT A

CAPITAL CONTRIBUTION OF MEMBERS AND ADDRESSES OF MEMBERS

AND MANAGERS AS OF JULY 1, 1998

MEMBERS

Member’s Name	Member’s Address	Member’s Capital Contribution	Member’s Number of Units	Member’s Percentage Interest
Hornblower Development Corporation, a California corporation	Pier 3, The Embarcadero San Francisco, California 94111-2027	Credit for assignment equal to 1% of total capital	650	1%

Terry A. MacRae, Trustee, MacRae Family Trust u/t/d 3/20/98	Pier 3, The Embarcadero San Francisco, California 94111-2027	Cash	64,350	99%

MANAGER

Manager	Manager’s Address
Terry A. MacRae	Pier 3, The Embarcadero San Francisco, California 94111-2027

EXHIBIT B

SCHEDULE OF OFFICERS

Officer’s Name	Officer’s Title
Terry A. MacRae	President & Chief Executive Officer

Terry A. MacRae	Chief Financial Officer

Terry A. MacRae	Secretary

John R. Domingos	Assistant Secretary